NEWS RELEASE

Norwood Financial Corp. Announces
Results of Elections Regarding Merger Consideration
and Anticipated Closing Date for Acquisition of
Delaware Bancshares, Inc.

HONESDALE, PA.  July 6, 2016.  Norwood Financial Corp. (Nasdaq Global Market: NWFL) today announced the results of elections made by the shareholders of Delaware Bancshares, Inc. (OTCPK: DBAI) as to the form of merger consideration to be received in the pending merger of Delaware Bancshares with and into Norwood Financial.  Norwood also announced that it anticipates completing the merger on or about July 31, 2016.  The proposed merger has received all required regulatory approvals and has been approved by the shareholders of Delaware Bancshares.  It remains subject to the satisfaction of other customary closing conditions.

Of the 925,499 shares of Delaware Bancshares common stock outstanding, 524,536 shares, or 56.7% of shares outstanding, elected to receive Norwood Financial common stock; 138,202 shares, or 14.9%, elected to receive cash; and 262,761 shares, or 28.4%, submitted elections expressing no preference as to the form of merger consideration to be received or did not make a valid election.

Based on the information above, Delaware Bancshares shareholders who made valid elections to receive the cash consideration will receive the cash consideration for 100% of their shares subject to such election and Delaware Bancshares shareholders who made valid elections to receive the stock consideration will receive stock consideration for 100% of their shares subject to such election.  Delaware Bancshares shareholders who expressed no preference as to the form of merger consideration to be received or did not make a valid election will receive cash consideration for approximately 35.5% of their shares and stock consideration for approximately 64.5% of their shares.  Cash will be paid in lieu of fractional shares of Norwood Financial common stock based on the average closing sale price of Norwood Financial common stock for the twenty consecutive trading days ending on the day immediately prior to the closing date.

Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about the proposed merger of Norwood Financial and Delaware Bancshares. These statements include statements regarding the anticipated closing date of the transaction and anticipated future results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating Norwood Financial and Delaware Bancshares, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which Norwood Financial and Delaware Bancshares are engaged, changes in the securities markets and other risks and uncertainties disclosed from time to time in documents that Norwood Financial files with the Securities and Exchange Commission.

Additional Information About the Merger and Where to Find It

In connection with Norwood Financial's proposed acquisition of Delaware Bancshares, Norwood Financial has filed a registration statement on Form S-4 with the SEC containing a proxy statement/prospectus dated May 6, 2016, which has been mailed to Delaware Bancshares shareholders.  Investors are urged to read these materials, and any other documents filed by Norwood Financial with the SEC, because they contain or will contain important information about Norwood Financial and the merger. The proxy statement/prospectus and other relevant materials, and any other documents filed by Norwood Financial with the SEC, may be obtained free of charge at the SEC's website at www.sec.gov.

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Contact: Norwood Financial, Inc. William S. Lance, Chief Financial Officer, (570) 253-1455.